EXHIBIT 4.2

                                   AGREEMENT

      This Agreement ("AGREEMENT") dated July 27, 2000, is by and between iExalt, Inc., a Nevada corporation ("IEXALT"), and Consulting & Strategy International, L.L.C. ("CSI").

      WHEREAS, iExalt entered into a consulting agreement with CSI ("CONSULTING AGREEMENT") dated September 1, 1999, as amended, pursuant to which in exchange for Services (as defined in the Consulting Agreement), CSI was granted (i) an option (the "OPTION") to purchase 600,000 shares (the "OPTION SHARES") of iExalt's common stock ("COMMON STOCK"), at an exercise price of $1.00 per share, and with a term of six months commencing on October 28, 1999, and (ii) warrants (collectively, the "WARRANTS") to purchase an aggregate of 1,000,000 shares (the "WARRANT SHARES") of Common Stock at exercise prices between $3.00 and $7.00 per share as described in detail in the Consulting Agreement:

      WHEREAS, based on a belief that the Option Shares could be registered by the Company on a Form S-8 registration statement after the exercise of the Option, CSI exercised the Option in full effective April 28, 2000.

      WHEREAS, a disagreement has arisen between iExalt and CSI as to the statements made with respect to registration of the Option Shares, and such parties desire to resolve their disagreement by entering into this Agreement whereby (i) CSI's exercise of the Option effected as of April 28, 2000 will be rescinded, (ii) iExalt will repay $600,000 to CSI representing the exercise price paid by CSI to iExalt on the exercise of the Option, (iii) iExalt will extend the exercise period associated with the Option and (iv) iExalt will covenant to file, within 20 days after the date hereof, a registration statement on Form S-8 with the Securities and Exchange Commission covering the Company's issuance of the Option Shares and Warrant Shares, among others.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in settlement of their disagreement regarding the Company's registration obligations as to the Option Shares and Warrant Shares, the parties hereto agree as follows:

      1. RECISSION OF OPTION EXERCISE AND REPAYMENT OF EXERCISE PRICE. Each of iExalt and CSI agree that CSI's exercise of the Option as of April 28, 2000 is hereby rescinded and shall be deemed not to have occurred. As part of such recission, iExalt shall repay to CSI on the date hereof $600,000 in immediately available funds which represents the amount paid by CSI to iExalt on exercise of the Option.

      2. EXTENSION OF OPTION TERM AND DESIGNATION OF PERSONS TO RECEIVE OPTIONS. iExalt hereby extends the exercise period associated with the Option to the earlier to occur of (i) the expiration of 30 days after the effectiveness of a registration statement registering the Company's issuance of the Option Shares and Warrant Shares or (ii) December 31, 2000. CSI hereby designates that the Option and Warrants awarded under the Consulting Agreement be granted to individual principals of CSI as follows:

            A.    Franklin C. Fisher    50% of shares & warrants
            B.    Steve Tebo            50% of shares & warrants

      3. REGISTRATION OF OPTION SHARES AND WARRANT SHARES. The Company shall file, within 20 days after the date hereof, a registration on Form S-8 with the Securities and Exchange Commission for the purpose of registering the Company's issuance of the Option Shares and Warrant Shares.

      4. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT STATE.

      5. AMENDMENTS. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.
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      6. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, except for the assignment of the Options and Warrants contemplated under Section 2 hereof.

      7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              IEXALT, INC.


                              By:   /s/ JACK TOMPKINS
                                  ----------------------------------------------
                                    Jack I. Tompkins,
                                    Chairman and Chief Executive Officer

                              CONSULTING & STRATEGY INTERNATIONAL, L.L.C.

                              By: /s/ F. C. FISHER, JR.
                                  ----------------------------------------------
                              Name: FRANKLIN C. FISHER, JR.
                                    --------------------------------------------
                              Title:   CEO
                                     -------------------------------------------